Exhibit 99.1 NASDAQ:GFED www.gbankmo.com

Contacts:	Shaun A. Burke, President and CEO or Carter M. Peters, CFO 2144 E Republic Road, Suite F200 Springfield, MO 65804 417-520-4333

Guaranty Federal Bancshares, Inc. ANNOUNCES

Preliminary ThirD QUARTER 2018 financial results

SPRINGFIELD, MO – (October 18, 2018) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank (the “Bank”), today announces a record net income of $3.9 million for the quarter ended September 30, 2018, compared to $1.7 million for the same period in 2017. Diluted earnings per common share was $.88 for the quarter, compared to ($.08) for the second quarter of 2018 and compared to $.39 for the third quarter of 2017.

The primary reason for the increase in earnings is related to the Company’s acquisition of Hometown Bancshares, Inc. (“Hometown”) at the beginning of the second quarter and the associated economies of scale that were quickly gained. Secondly, the yield accretion income recognized in conjunction with loans acquired from the transaction were significant for the quarter and greater than originally projected, as discussed below.

The Company experienced an acceleration of expected cash flows received since the acquisition, which resulted in an acceleration of yield accretion recognized into income. Also, positively impacting results were the unexpected payoffs of certain specific Purchase Credit Impaired (PCI) loans acquired. At the time of acquisition, these PCI loans contained evidence of credit deterioration from when they were previously originated, and a significant discount was recorded at acquisition to reflect estimated fair value based on the Company’s analysis of appraisals and evaluations of collateral securing the loans. Under current accounting rules, at payoff, the discounts related to these credits are immediately recognized as income. See further discussion below regarding the financial impact of the yield accretion income on loan yield, net interest income and margin.

Shaun A. Burke, President and Chief Executive Officer of the Company stated, “We are very pleased with the strong results for this quarter. We experienced a smooth integration with the Hometown acquisition and are already seeing the benefits that our new team members and expansion provides to our Company.”

Select Quarterly Financial Data

Below are selected financial results for the Company’s third quarter of 2018, compared to the second quarter of 2018 and the third quarter of 2017.

	Quarter ended
	September 30,	June 30,	September 30,
	2018	2018	2017
	(Dollar amounts in thousands, except per share data)
Net income (loss) available to common shareholders	$3,934	$(343)	$1,717

Diluted income (loss) per common share	$0.88	$(0.08)	$0.39
Common shares outstanding	4,418,397	4,412,431	4,374,725
Average common shares outstanding , diluted	4,490,585	4,404,029	4,447,566

Annualized return on average assets	1.64%	-0.14%	0.91%
Annualized return on average common equity	20.26%	-1.48%	9.20%
Net interest margin	4.77%	3.54%	3.36%
Efficiency ratio	54.68%	102.99%	65.75%

Tangible common equity to tangible assets	7.58%	7.26%	9.83%
Tangible book value per common share	$16.48	$15.73	$17.06
Nonperforming assets to total assets	1.56%	1.42%	1.35%

The following were key items impacting the third quarter operating results as compared to the same quarter in 2017 and the financial condition results compared to December 31, 2017:

Net Interest income – Net interest income totaled $10.7 million for the quarter as compared to $6.1 million during the prior year quarter, an increase of 77%. Included in interest income was $2.7 million of yield accretion recognized on loans acquired, of which $1.8 million of accretion was recognized upon the unexpected full payoff of certain PCI loans totaling $4.3 million during the quarter. The total loan accretion income was significantly greater than originally projected during the quarter due to accelerated cash flows received from loan principal paydowns and payoffs overall. Core loan yield, excluding accretion, was 5.06% for the quarter, a 54 basis point increase from the prior year.

Net interest margin was 4.77% for the quarter as compared to 3.36% in 2017. The Company’s core net interest margin, excluding accretion was 3.54% for the quarter, an 18 basis point increase from the prior year quarter.

See the Analysis of Net Interest Income and Margin table below for the third quarter.

Asset Quality, Provision for Loan Loss Expense and Allowance for Loan Losses – The Company’s nonperforming assets increased to $15.1 million as of September 30, 2018 as compared to $10.2 million as of December 31, 2017. The increase is primarily attributable to the Hometown acquisition.

Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $200,000 during the quarter, a decrease from the $450,000 recognized during the prior year quarter. The provision for the quarter was primarily due to the increased reserves needed for growing loan balances for construction lending and various reserves on a few specific problem credits. At September 30, 2018, the allowance for loan losses of $7.7 million was .98% of gross loans outstanding (excluding mortgage loans held for sale), representing a decrease from the 1.12% as of December 31, 2017.

In accordance with generally accepted accounting principles for acquisition accounting, the loans acquired through the acquisition of Hometown were recorded at fair value; therefore, there was no allowance associated with Hometown’s loans at acquisition. Management continues to evaluate the allowance needed on the acquired Hometown loans factoring in the net remaining discount ($3.0 million at September 30, 2018).

Management believes the allowance for loan losses is at a sufficient level to provide for loan losses in the Bank’s existing loan portfolio.

Noninterest Income – Noninterest income decreased $109,111 (7%) during the quarter primarily due to the Company’s write-downs of foreclosed assets held for sale, including two properties acquired from Hometown. The re-measurements and write-downs were due to a lack of sales activity, further review of surrounding property values and reductions in the property’s listing price (in most cases). Net loss on foreclosed assets were $459,308 during the quarter compared to a gain of $47,787 for the prior year quarter. Offsetting these losses was a significant increase in fee income from deposits, primarily services charges and debit card interchange income. Service charges increased $217,835 (70%) and interchange income increased $111,209 (54%) when compared to the same period in 2017.

Noninterest Expense – Noninterest expenses increased $1,654,017 (33%) due to a few significant factors discussed below.

Salaries and employee benefits increased $835,165 (27%) for the quarter and is primarily due to the Hometown acquisition and also the Company’s existing expansion in the Joplin, Missouri market, pre-acquisition.

Occupancy expenses increased $520,741 (88%) for the quarter due to a few factors. The Company’s move to a new headquarters during the fourth quarter of 2017 increased lease expense by $155,000 for the quarter. The remaining increase relates to depreciation on furniture and fixtures for the new facility and Hometown.

Due to the acquisition completed in the second quarter, $150,877 of additional nonrecurring merger costs were incurred during the third quarter.

Capital – At September 30, 2018, stockholders’ equity increased to $78.6 million compared to $74.9 million at December 31, 2017. On a per common share basis, tangible book value decreased to $16.48 at September 30, 2018 as compared to $17.10 as of December 31, 2017. This reduction was due to the acquisition of Hometown.

From a regulatory capital standpoint, all capital ratios for the Bank remain strong and above regulatory requirements.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Gains (losses) on sales of available-for-sale securities
●	Gains (losses) on foreclosed assets held for sale
●	Provision for loan loss expense
●	Provision for income taxes
●	Merger costs

A reconciliation of the Company’s net income to its operating income for the three and nine months ended September 30, 2018 and 2017 is set forth below.

	Quarter ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
	(Dollar amounts are in thousands)

Net income (loss)	$3,934	$1,717	$4,947	$4,739

Add back:
Provision for income taxes	1,391	444	1,231	1,468
Less: Benefit of investment tax credits	-	(166)	-	(166)
Income (loss) before income taxes	5,325	1,995	6,178	6,041

Add back/(subtract):
Gain (loss) on investment securities	1	(11)	8	(73)
Net loss (gains) on foreclosed assets held for sale	459	(48)	338	(56)
Merger costs	151	-	3,571	-
Provision for loan losses	200	450	925	1,500
Impairment loss on investment tax credits	-	147	-	147
	811	538	4,842	1,518

Operating income	$6,136	$2,533	$11,020	$7,559

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has 18 full-service branches in Greene, Christian, Jasper, Newton and McDonald Counties and a Loan Production Office in Webster County. Guaranty Bank is a member of the MoneyPass and TransFund ATM networks which provide its customers surcharge free access to over 24,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights:
	Quarter ended		Nine months ended
Operating Data:	September 30,		September 30,
	2018	2017	2018	2017
	(Dollar amounts are in thousands, except per share data)

Total interest income	$13,378	$7,525	$31,713	$21,538
Total interest expense	2,649	1,473	6,981	3,999
Net interest income	10,729	6,052	24,732	17,539
Provision for loan losses	200	450	925	1,500
Net interest income after provision for loan losses	10,529	5,602	23,807	16,039
Noninterest income
Service charges	529	311	1,398	869
Gain on sale of loans held for sale	595	619	1,592	1,551
Gain on sale of Small Business Administration loans	264	229	660	484
Net gain (loss) on foreclosed assets	(459)	48	(338)	56
Other income	533	364	1,423	1,207
	1,462	1,571	4,735	4,167
Noninterest expense
Salaries and employee benefits	3,888	3,052	11,163	8,845
Occupancy	1,113	592	2,921	1,563
Merger costs	151	-	3,571	-
Amortization of core deposit intangible	94	-	314	-
Other expense	1,420	1,368	4,395	3,591
	6,666	5,012	22,364	13,999
Income before income taxes	5,325	2,161	6,178	6,207
Provision for income taxes	1,391	444	1,231	1,468
Net income available for common shareholders	$3,934	$1,717	$4,947	$4,739
Net income per common share-basic	$0.89	$0.39	$1.12	$1.08
Net income per common share-diluted	$0.88	$0.39	$1.10	$1.07

Annualized return on average assets	1.64%	0.91%	0.72%	0.86%
Annualized return on average common equity	20.26%	9.20%	8.50%	8.66%
Net interest margin	4.77%	3.36%	3.82%	3.35%
Efficiency ratio	54.68%	65.75%	75.90%	64.49%

	At	At
Financial Condition Data:	September 30,	December 31, 2017
Cash and cash equivalents	$31,212	$37,407
Investments	85,618	81,495
Loans, net of allowance for loan losses 9/30/2018 - $7,732; 12/31/2017 - $7,107	781,278	631,527
Goodwill	2,615	-
Core deposit intangible	3,206	-
Premises and equipment, net	22,158	10,607
Bank owned life insurance	20,083	19,741
Other assets	20,211	13,683
Total assets	$966,381	$794,460

Deposits	$760,729	$607,364
Advances from correspondent banks	96,700	94,300
Subordinated debentures	21,783	15,465
Other borrowed funds	5,000	-
Other liabilities	3,554	2,439
Total liabilities	887,766	719,568
Stockholders' equity	78,615	74,892
Total liabilities and stockholders' equity	$966,381	$794,460
Tangible common equity to tangible assets ratio	7.58%	9.43%
Tangible book value per common share	$16.48	$17.10
Nonperforming assets	$15,117	$10,245

Analysis of Net Interest Income and Margin:

	Three months ended 9/30/2018			Three months ended 9/30/2017
	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
ASSETS
Interest-earning:
Loans	$787,638	$12,774	6.43%	$618,652	$7,052	4.52%
Investment securities	87,182	574	2.61%	84,577	432	2.03%
Other assets	18,257	30	0.65%	10,418	41	1.56%
Total interest-earning	893,077	13,378	5.94%	713,647	7,525	4.18%
Noninterest-earning	59,509			40,386
	$952,586			$754,033
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing:
Savings accounts	$42,412	29	0.27%	$30,026	15	0.20%
Transaction accounts	405,230	1,175	1.15%	348,925	524	0.60%
Certificates of deposit	208,534	622	1.18%	133,198	354	1.05%
FHLB advances	88,750	482	2.15%	89,246	420	1.87%
Other borrowed funds	5,000	59	0.00%	-	-	0.00%
Subordinated debentures	21,797	282	5.13%	15,465	160	4.10%
Total interest-bearing	771,723	2,649	1.36%	616,860	1,473	0.95%
Noninterest-bearing	103,817			62,599
Total liabilities	875,540			679,459
Stockholders’ equity	77,046			74,574
	$952,586			$754,033
Net earning balance	$121,354			$96,787
Earning yield less costing rate			4.58%			3.24%
Net interest income, and net yield spread on interest earning assets		$10,729	4.77%		$6,052	3.36%
Ratio of interest-earning assets to interest-bearing liabilities		116%			116%